Exhibit 10.24

License Agreement

between

CEPHEID AND INFECTIO DIAGNOSTIC (I.D.I.) INC.

THIS AGREEMENT (“Agreement”) is made as of the 4th day of November, 2003 (the “Effective Date”) and is by and between Cepheid, a California corporation with its principal place of business at 904 Caribbean Drive, Sunnyvale, CA 94089 (“Cepheid”) and Infectio Diagnostic (I.D.I.) Inc., a corporation incorporated under the laws of the Province of Quebec with its principal place of business at 2050 Rene Levesque Blvd. West, Suite 400, Sainte-Foy, Quebec, Canada G1V 2K8 (“IDI”).  Cepheid and IDI are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

A.            The Parties have previously entered into several agreements, including agreements related to the formation and operation of the Aridia joint venture, which agreements are terminated concurrently with the execution of this Agreement

B.            Cepheid develops, manufactures and markets analytical instruments and other proprietary technology designed for nucleic acid based analysis.

C.            IDI has developed certain proprietary technology with respect to assays that may be used with Cepheid’s analytical instruments.

D.            Cepheid and IDI desire that IDI license Cepheid certain rights to its proprietary technology, subject to and in accordance with the terms and conditions of this Agreement.

Now, therefore, the Parties, in consideration of the mutual obligations hereinafter set forth and intending to be legally bound, hereby agree as follows:

1.             Definitions. Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1.          “Affiliate” of a Party or other person or entity means any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly controls, is controlled by or is under common control with such Party or other person or entity to the extent of more than fifty percent of the equity having the power to vote on or direct the affairs of the entity, or such lesser percentage which is the maximum allowed to be controlled by a foreign corporation in a particular jurisdiction.

1.2.          “Cepheid Intellectual Property” means all Intellectual Property Rights that are owned, either partially or wholly, by Cepheid, or are licensed to and sub-licensable by, or otherwise controlled by, Cepheid, and which are related to GeneXpert Instrument, GeneXpert Cartridge, Smart Cycler Instruments and disposables.

1.3.          “Cepheid Sourced Products” means Target Assays that are designed, developed, manufactured and sold by Cepheid pursuant to the license from IDI set forth in Section 2.1 that but for such license grant from IDI would infringe valid claims of IDI’s Intellectual Property Rights.

1.4.          “Confidential Information” means confidential knowledge, Know-how, practices, processes, products, materials, equipment or information that a receiving Party has a reasonable basis to believe is confidential to the disclosing Party or is treated by the disclosing Party as confidential.  Notwithstanding the above, Confidential Information will not include, and nothing in Section 8 will in any way restrict the rights of either Party to use, disclose or otherwise deal with, any information which:

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed seperately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

(a)           can be demonstrated to have been in the public domain as of the date of this Agreement or thereafter comes into the public domain through no act of the receiving Party; or

(b)           can be demonstrated to have been independently known to the receiving Party prior to the receipt thereof as evidenced by written record or is made available to the receiving Party as a matter of lawful right by a Third Party; or

(c)           can be demonstrated to have been rightfully received by the receiving Party from a Third Party who did not require the receiving Party to hold it in confidence or limit its use, or on the basis of a restriction that has lapsed, and who did not acquire it, directly or indirectly, from the other Party to this Agreement under a continuing obligation of confidentiality; or

(d)           can be demonstrated to have been independently conceived, invented or acquired by employees or agents of the receiving Party who have not been personally exposed to relevant Confidential Information of the other Party as evidenced by written record.

1.5.          “GeneXpert Instrument” means Cepheid’s family of instruments which incorporate GeneXpert Cartridges to carry out integrated sample preparation, molecular amplification, and detection methods and which are manufactured and sold by Cepheid.

1.6.          “GeneXpert Cartridge” means a closed or substantially closed device that contains, among other things, pelletized or dried reagents intended for single or multiple use sample preparation and nucleic acid analysis and that is suitable for insertion into, or use as a part of, a GeneXpert Instrument.

1.7.          “IDI Intellectual Property” means all Intellectual Property Rights that are owned, either partially or wholly, by IDI, or are licensed to and sub-licensable by, or otherwise controlled by, IDI and which is related to Target Assays and IDI Materials.

1.8.          “IDI Materials” means IDI produced probes, primers, for the Target Assays, and related components that IDI may supply to Cepheid pursuant to this Agreement.

1.9.          “Intellectual Property Rights” means all intellectual property rights worldwide arising under statutory provision or common or civil law, whether or not registered, which may be granted or recognized under Canadian or foreign legislation, including, without limitation, all (1) patents, patent applications and patent rights; (2) rights associated with works of authorship including copyrights, copyright applications, copyright registrations, mask works, mask work applications and mask work registrations; (3) rights relating to the protection of trade secrets and Confidential Information; (4) any right analogous to those specifically set forth in this definition and any other proprietary rights relating to intellectual property (other than trademark, trade dress, or service mark rights); (5) divisions, continuations, continuations-in-part, renewals, reissues, re-examinations, continuing prosecution, and extensions of the foregoing existing at a time in question, or thereafter filed, issued or acquired; and (6) Know-how, including rights in any application thereof.

1.10.        “Know-how” means confidential and/or proprietary technical information, techniques, processes, methods, data, assays, substances and materials, and other information in a Party’s possession that is not generally available to the public.

1.11.        “Manufacturing Cost” means the fully-burdened manufacturing cost of the IDI Materials as determined using IDI’s customary practices and procedures and, to the extent applicable, in accordance with Generally Accepted Accounting Principles in Canada (“GAAP”), including the following: direct material cost, material overhead cost, direct labor cost, fixed manufacturing overhead cost, variable manufacturing overhead cost, cost of quality control and product testing, manufacturing variance cost and other costs that may be properly attributed and documented to inventory as manufacturing costs pursuant to GAAP, but excluding royalties or similar consideration paid to Third Parties for rights to Intellectual Property Rights, including up-front payments for such rights, even if any such royalties or other payments are included in fully burdened manufacturing cost in accordance with a Party’s customary practices and

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed seperately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

procedures and, to the extent applicable, GAAP).  In determining Manufacturing Cost, IDI shall take into account, in accordance with GAAP to the extent applicable and in accordance with IDI’s normal and customary practices and procedures, including without limitation consideration of risks and uncertainties associated with projections related to the products in question, projections of sales of such products for at least a twelve month period made in good faith by IDI in accordance with its normal and customary procedures.  Manufacturing Cost of IDI Materials will be established and reestablished based upon projections for a period of not less than the next upcoming twelve month period, may be changed no more frequently than quarterly (and any new Manufacturing Cost will be effective only as of the first day of a quarter), and any new Manufacturing Cost of products will not be applied except upon a minimum of sixty (60) days prior notice from IDI to Cepheid.

1.12.        “Net Sales” means the gross invoice sales price for Cepheid Sourced Products that are covered by a valid claim of an IDI patent licensed under this Agreement, and that are sold by Cepheid, its Affiliates and its or their sub-distributors to end users, less: trade, cash and quantity discounts documented, if any, actually allowed, other allowances actually applied, amounts refunded for faulty or defective product, returns, rejections, account receivables remained unpaid determined and applied in accordance with Cepheid’s normal and customary policies and procedures (and to the extent applicable, United States GAAP), freight, insurance and other transportation costs, tariffs, duties, sales tax, and similar governmental charges (except income taxes) paid with respect to the Cepheid Sourced Products sold.

1.13.        “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to a product.

1.14.        “Smart Cycler Instruments” means the Smart Cycler® I and II Systems instruments manufactured and sold by Cepheid that are used to perform Real Time PCR, and the Smart Cycler Reaction Tubes and Software to be used with such Smart Cycler Systems, including any improvements thereof and any new generation of the Smart Cycler Instruments, which instruments do not include integrated sample preparation.

1.15.        “Target Assays” means the assays for identified infectious disease targets and more fully set forth in Exhibit A.  Target Assays include Cepheid Sourced Products.

1.16.        “Third Party” means a person or entity that is not a Party to this Agreement.

2.             License Grant; Technology Transfer

2.1.          License to Cepheid to Cepheid Sourced Products.

2.1.1.       Nonexclusive License.  IDI hereby grants to Cepheid a nonexclusive, nontransferable (subject to 12.7), worldwide, license under IDI’s Intellectual Property Rights to develop, have developed, register, make, have made, use, offer for sale, have sold, import and sell Cepheid Sourced Products for sale and use in connection with the GeneXpert® Instruments.

2.1.2.       Sublicenses.  Cepheid may only sublicense the license rights granted by IDI to Cepheid to its Affiliates as expressly set forth in Section 2.1.1. and in accordance with the terms and conditions hereof.

2.2.          Technology Transfer.  Within ten (10) days of the Effective Date, IDI will provide Cepheid with all background information IDI considers useful to enable Cepheid to exercise the license rights granted in Section 2.1 above.

2.3.          Regulatory Matters.  Cepheid will be responsible, at its sole cost and expense, for obtaining and maintaining any and all necessary regulatory approvals, and for maintaining any claim files and submitting

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed seperately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

reports, as may be imposed or required by any Regulatory Authority in connection with its products. Subject to the confidentiality provisions of Section 8, in cases where files or documentation of one Party is required to support a regulatory filing of the other Party, the Party in possession of the required files or documentation will cooperate with the other Party to a commercially reasonable degree in compiling and submitting complete applications for regulatory approval.

3.             Royalties; Transfer Fees.

3.1.          Royalties.  In consideration for the license rights granted pursuant to Section 2.1, Cepheid shall pay running royalties equal to [***] percent ([***]%) of Net Sales.

3.2.          Royalty Stacking.  In cases in which Cepheid is required to take additional Third Party licenses, relating to Targets or sequences, in order to practice under IDI’s Intellectual Property Rights in the manufacture and sale of any Cepheid Sourced Product, [***]% of any royalties payable by Cepheid under such Third Party licenses shall be deductible from the royalties due to IDI pursuant to Section 3.1 for sales of the Cepheid Sourced Product for which the Third Party license is required.  The maximum royalty to be deductible under this mechanism shall be [***]%.  Cepheid shall promptly inform IDI of any additional Third Party license relating to Targets or sequences along with a copy of any such license.

3.3.          Minimum Royalties.   Beginning with the date of the first sale of a Cepheid Source Product in the ordinary course of business in any country by Cepheid or an Affiliate of Cepheid or sub-distributor of Cepheid or of a Cepheid Affiliate (the “First Commercial Sale”) under this license and for a period of twenty-four (24) months following the First Commercial Sale, Cepheid shall pay to IDI a minimum royalty of [***] per twelve (12) month period of commercialization.  Royalties due from Cepheid to IDI based on the sale of any and all Cepheid Sourced Products sold under this license pursuant to Section 3.1 above shall be applicable towards these minimum royalties until such minimum royalties are exhausted.

3.4.          Supply of IDI Materials.  If Cepheid requires IDI Materials in order to manufacture the Cepheid Sourced Products in accordance with the license granted to Cepheid in Section 2.1, and if IDI agrees to provide such materials, IDI and Cepheid shall use good faith efforts to negotiate the terms and conditions of a supply agreement under which such materials will be provided to Cepheid; provided, however, that in no event shall Cepheid be required to pay a fee for such materials that exceeds IDI’s Manufacturing Cost plus [***] percent ([***]%).

3.5.          Target Assay Design and Development Records.  Subject to the confidentiality provisions of Section 8, in the event that Cepheid desires access to IDI’s design and development records for any Target Assays or any other documents related to Target Assays that are not required for Cepheid to exercise the license rights set forth in Section 2.1 above, IDI will provide Cepheid with access to such files upon Cepheid’s payment to IDI of $[***] per Target Assay file.

4.             Payments.

4.1.          Payment Terms.  Cepheid will pay all earned royalties owed to IDI pursuant to Section 3.1 within forty-five (45) days after the end of the preceding calendar quarter.  Except as expressly specified in this Agreement or as otherwise agreed to in writing by the Parties, Cepheid will pay any other fees, expenses or other charges payable to IDI hereunder within forty-five (45) days following the date of receipt of IDI’s invoice therefore.  Cepheid will pay all amounts due under this Agreement in immediately available funds and U.S. currency, free of any currency controls or other restrictions by wire transfer to an account of IDI in accordance with instructions provided by IDI.  The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter.

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed seperately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

4.2.          Taxes.  All amounts payable by a Party under this Agreement to the other Party are net amounts and are payable in full, without deduction for taxes or duties of any kind.  The Parties will be responsible for, and will promptly pay, all taxes and duties of any kind (including, but not limited to, sales, use and withholding taxes) associated with their receipt of license rights, products, or services under this Agreement, except for taxes based on the other Party’s net income.

5.             Reports; Records.

5.1.          Reports.  Cepheid will provide quarterly reports and payment of all royalties due to IDI within forty-five (45) days of the end of each calendar quarter.  For purposes of accounting and computing royalties, sales of Cepheid Sourced Products by Cepheid to a Cepheid Affiliate for resale shall not be deemed a sale, but sales of such products by such Affiliates shall be treated as a sale by Cepheid.

5.2.          Records; Audit.  Using a Party’s customary practices and procedures in accordance with applicable GAAP, each Party, including Cepheid’s Affiliates and sub-distributors, will keep and maintain proper and complete records and books of account sufficient in detail to enable the verification of monies spent and received by each Party, and Manufacturing Cost of and subject royalties paid by each Party, in connection with each Party’s obligations under this Agreement.  Without limiting the foregoing, such records will show the manufacture, sale, use, and other disposition of products sold or otherwise disposed of under the licenses herein granted.  Such records will include general ledger records showing cash receipts and expenses, and records which include production records, customers, serial numbers and related information in sufficient detail to enable the royalties payable hereunder to be determined.  The books and records will be retained for a period of at least 6 years after the end of the period for which such books and records pertain. Each Party will have the right from time to time (not to exceed once per calendar year) during normal business hours and upon five (5) business days prior written notice, to inspect in confidence, or have an agent, accountant or other representative inspect in confidence, such books and records of the other Party.  The Party initiating the inspection will bear the costs thereof unless the inspection reveals a discrepancy unfavorable to that Party of at least five percent (5%), in which case the other Party will pay the costs of the inspection.  If the inspection results in a final determination that amounts have been overstated or understated, the applicable amount will be refunded or paid promptly by the appropriate Party. The inspecting Party will treat all information learned in the course of any audit or inspection as Confidential Information, and will maintain such Confidential Information in strict confidence, except to the extent necessary for the Party to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law as provided for in Section 8.6. Any public accounting firm shall sign a customary confidentiality agreement as a condition precedent to their inspection, and shall report to the inspecting Party only its conclusion with such other information at the firm deems necessary by way of explanation.

6.             General Intellectual Property

6.1.          Ownership of Intellectual Property.

6.1.1.       Cepheid Intellectual Property.  All rights, title and interest in and to Cepheid Intellectual Property, whether patentable or copyrightable or not, will belong to and be retained by Cepheid.  All right, title and interest in and to any improvements, or new inventions that practice IDI Intellectual Property, that are discovered or developed by Cepheid (“Cepheid Developed Inventions”) shall be owned by Cepheid.  Cepheid will license the Cepheid Developed Inventions to IDI under terms to be negotiated by the Parties in good faith. Cepheid shall use the Cepheid Developed Inventions strictly with the GeneXpert Instrument, or with the Smart Cycler Instrument, as per the terms of 12.16.

6.1.2.       IDI Intellectual Property.  All rights, title and interest in and to IDI Intellectual Property, whether patentable or copyrightable or not, will belong to and be retained by IDI.

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed seperately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

6.2.          Patent Filings.  IDI will be responsible for, and will bear all costs and expenses in connection with, preparing, filing, prosecuting, maintaining and extending patent applications for the IDI Intellectual Property including the decision not to file or maintain patent protection.  Cepheid will be responsible for, and will bear all costs and expenses in connection with, preparing, filing, prosecuting, maintaining and extending patent applications for the Cepheid Developed Inventions and Cepheid Intellectual Property. All patent application for the Cepheid Developed Inventions shall first be submitted to IDI’S prior written consent, which will not be unreasonably withheld or delayed.

6.3.          Interfering Third Party Intellectual Property.  Subject to Section 11.4.2 and Section 11.5, and any other indemnifications that the Parties have provided to each other, if a Party believes that any activities within the scope of this Agreement infringe any Intellectual Property Rights of a Third Party (“Third Party Intellectual Property”) or that a Third Party is infringing IDI’s Intellectual Property Rights, that Party will promptly notify the other Party, and the Parties will seek to agree upon the appropriate solution thereof, provided, however, that IDI shall control all aspects of any solutions (e.g., litigation, license negotiations, or settlement) with respect to any claims against Third Parties regarding infringement of IDI’s Intellectual Property and to any claims that the IDI Materials provided to Cepheid by IDI or their usage infringes the rights of a Third Party, and Cepheid shall control all aspect of any solutions (e.g., litigation, license negotiations, or settlement) with respect to any claims that any Cepheid Developed Invention infringes the rights of a Third Party and to any claims against Third Parties regarding infringement of Cepheid’s Intellectual Property.  The Parties agree to collaborate with each other in the implementation of any solutions chosen by one Party.

6.4.          Branding, Trademarks and Non-Proprietary Names.

6.4.1.       Products Labeling.  Cepheid Sourced Products will be labeled as Cepheid products developed by and under license from IDI for use with the GeneXpert Instrument. All representations of IDI’s Marks that Cepheid intends to apply in the labeling will first be submitted to IDI for written approval (which will not be unreasonably withheld or delayed) of design, color and other details.

6.4.2.       Trademark Licenses.  IDI hereby grants to Cepheid a non-exclusive right and restricted license to use the marks, trade names (including without limitation “IDI”) and logos (collectively, “Marks”) that IDI may employ from time to time with respect to the Cepheid Sourced Products in connection with Cepheid’s distribution of Cepheid Sourced Products.  Except as set forth in this Section 6.4, nothing contained in this Agreement will grant to Cepheid any right, title or interest in IDI’s Marks. Cepheid acknowledges and agrees that IDI owns the IDI Marks and that any and all goodwill and other proprietary rights that are created by or that result from Cepheid’s use of an IDI Mark hereunder inure solely to the benefit of IDI.  IDI hereby agrees to defend and indemnify Cepheid and to hold it harmless against claims by a Third Party that the use by Cepheid of IDI’s Marks in a manner expressly authorized by IDI in writing infringes intellectual property rights of such Third Party.

6.5.          Reserved Rights.  No license or other right is granted or is to be construed as being granted hereunder by one Party to the other Party, whether implied, or by estoppel, to any Intellectual Property Rights, or to trademark, trade dress, or service mark rights, or any other intellectual property rights, owned, used, licensed to, or otherwise controlled by, a Party, except as expressly set forth herein.

7.             Royalties to Third Parties

7.1.          Royalty Payments to Third Parties.  Cepheid shall be responsible for payment of royalties to any Third Parties with respect Third Party intellectual property required for the manufacture, use, or sale of Cepheid Sourced Products.

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed seperately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

8.             Confidentiality

8.1.          Non-Disclosure; Non-Use.  Because Cepheid and IDI will be cooperating with each other under this Agreement, each has and may reveal Confidential Information to the other.  The Parties agree, by using the same degree of care as each uses for its own information of like importance, but not less than a reasonable degree of care, to hold in confidence any Confidential Information disclosed by the other Party hereunder, and not to disclose any Confidential Information of the other Party to any Third Party or, except as provided below, to any Affiliate, and not to use any Confidential Information disclosed by the other Party under the Aridia Agreements and hereunder for any purpose other than carrying out its obligations under this Agreement, without the express written consent of the other Party.  Each Party will disclose Confidential Information only to its employees or agents who have a need to know same for such purpose.  With respect to any Confidential Information that has been or is revealed by a Party to the other Party, the confidentiality and non-use requirements of this Section  8 will remain in force for a period of 5 years after the expiration or termination of this Agreement.

Notwithstanding the foregoing, each Party may disclose the existence or details of this Agreement

(i)            to Third Parties in the context of a proposed financing, as long as the Third Party subscribes to confidentiality obligations similar to those provided hereunder;

(ii)           to Third Parties in the context of any due diligence conducted by a Third Party on the affairs of one of the Parties, as long as the Third Party subscribes to confidentiality obligations similar to those provided hereunder.

8.2.          Responsibility over Employees and Agents.  Each Party will assume individual responsibility for the actions and omissions of its respective employees, agents and assigns, and to inform same of the responsibilities for confidentiality and non use under this Agreement, and to obtain their agreement to be bound in the same manner that the Party is bound.

8.3.          Affiliates. Nothing herein will be construed as preventing either Party from disclosing any information to an Affiliate of IDI or Cepheid for the purpose of carrying out its obligations under this Agreement, provided such Affiliate has undertaken a similar obligation of confidentiality and non-use with respect to the Confidential Information.

8.4.          Bankruptcy. All Confidential Information disclosed by one Party to the other will remain the intellectual property of the disclosing Party.  A bankrupt or insolvent Party will, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other Party’s Confidential Information and to ensure that any court or other tribunal maintain such information in confidence in accordance with the terms of this Agreement. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a Party based on the insolvency or bankruptcy of such Party, the bankrupt or insolvent Party will promptly notify the court or other tribunal:

8.4.1.       that Confidential Information received from the other Party under this Agreement remains the property of the other Party; and,

8.4.2.       of the confidentiality and non use obligations under this Agreement.

8.5.          Compliance with Statutory Requirements. Nothing in this Agreement will be construed as preventing or in any way inhibiting either Party from complying with statutory or regulatory requirements, including those having to do with financial reporting and those governing the development, manufacture, use, sale, or other distribution, of products in any manner that it reasonably deems appropriate, including, for example, by disclosing to regulatory authorities Confidential Information or other information received from a Party or Third Parties.  However, the Parties will take reasonable measures to assure that no

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed seperately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

unauthorized use or disclosure is made by persons or entities to whom access to such information is granted under this Section 8.5.

8.6.          Compelled Disclosure. In the event that a Party (“Disclosing Party”) is legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigation demand or similar process) to disclose any Confidential Information, the Disclosing Party will provide prompt prior written notice of such compulsion to the other Party, so that the other Party may seek a protective order or other appropriate remedy or, if appropriate, waive compliance with the terms of this Agreement.  In the event that such protective order or other remedy is not obtained, the Disclosing Party will disclose only that portion of Confidential Information that it is advised by opinion of counsel is legally required to be disclosed, or else stand liable for contempt or suffer other censure or penalty, and will exercise its reasonable best efforts to obtain reliable assurance that confidential treatment required hereby will be accorded to such Confidential Information; and the Disclosing Party will not be liable for such disclosure unless such disclosure was caused by or resulted from a previous disclosure by the Disclosing Party not permitted by this Agreement.

8.7.          Termination.  Upon expiration or termination of this Agreement, the recipient Party shall return all Confidential Information of the Disclosing Party and copies, extracts, references and summaries thereof (in whatever form) to the Disclosing Party; provided, however, that the recipient Party may retain one copy of such Confidential Information in a secure location for the purposes of verifying its compliance under this Section 8.

9.             Term and Termination

9.1.          Term.  Unless earlier terminated in accordance with this Section 9, this Agreement will commence on the Effective Date and will remain in effect until the last patent on IDI’s Intellectual Property licensed hereunder expires.

9.2.          Termination.

9.2.1.       Termination for Failure to Commercialize Target Assays.  Either Party may terminate this Agreement if Cepheid has not commercialized any Cepheid Sourced Product by [***].

9.2.2.       Termination in Event of Bankruptcy or Insolvency.  This Agreement may be terminated by either Party, in the event the other Party files in any court or agency under any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of the other Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and the petition is not stayed or dismissed within 60 days after the filing thereof, or if the other Party will propose or be a Party to any dissolution or liquidation, or if the other Party will discontinue its business activities completely or with respect to its business activities which are the subject matter of this Agreement, or if the other Party will make an assignment for the benefit of creditors; or

9.2.3.       Termination for Material Breach.  This Agreement may be terminated by either Party upon any material breach of this Agreement by the other Party; except that the Party alleging such breach must first give the other Party written notice thereof, which notice must state the nature of the breach in reasonable detail and the other Party must have failed to cure such alleged breach within 45 days after receipt of the notice.

9.3.          Survival of Obligations and Certain Rights.

9.3.1.       Upon any termination of this Agreement, by expiration of the term or otherwise, neither Party will be relieved of any obligations incurred prior to such termination.  Despite any

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed seperately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

termination of this Agreement, the obligations of the Parties under Section 1 (to extent that a definition is required to interpret an operative section of this Agreement), Sections 4, 5, 6, 7, 8, 9.3, 10, 11, and 12 and to the extent applicable, the Exhibits to this Agreement, as well as any other provisions that by their nature are intended to survive any termination, will survive and continue to be enforceable.

9.4.    Upon any termination of this Agreement pursuant to Section 9, Cepheid shall within 30 days of the Effective Date of such termination notify IDI in writing of the amount of Cepheid Sourced Product which Cepheid, its Affiliates and sub-licensees then have completed on hand, the sale of which would, but for the termination, be subject to royalties, and Cepheid, its Affiliates and sub-licensees shall thereupon be permitted during the 6 months following such termination to sell that amount of Cepheid Sourced Products, provided that Cepheid shall pay the aggregate royalty thereon at the conclusion of the earlier of the last such sale or such six-month period. Except as provided above, all sub-licensees granted by Cepheid shall forthwith terminate upon the termination of this Agreement.

10.          Representations, Warranties and Covenants; Disclaimers

10.1.        Representations and Warranties of Both Parties.  Each Party represents, warrants and covenants to the other Party that:

10.1.1.     It has the corporate power and authority and legal right to enter into this Agreement and to perform its obligations hereunder;

10.1.2.     the execution and delivery of this Agreement and the performance of the transactions contemplated thereby have been duly authorized by all necessary corporate action of the Party;

10.1.3.     the execution and delivery of this Agreement and the performance by the Party of any of its obligations under this Agreement do not and will not: conflict with, or constitute a breach or violation of, any other contractual obligation to which it is a party, any judgment of any court or governmental body applicable to the Party or its properties, or, to the Party’s knowledge, any statute, decree, order, rule or regulation of any court or governmental agency or body applicable to the Party or its properties, or require any consent or approval of any governmental authority or other person;

10.1.4.     each Party will, to the best of its knowledge without undertaking a special investigation, disclose to the other Party any material adverse proceedings, claims or actions that arise that would materially interfere with that Party’s performance of its obligations under this Agreement.; and

10.1.5.     it shall comply with any applicable laws and regulations related to the subject matter of this Agreement and its performance hereunder.

10.2.        IDI Representations and Warranties.    IDI represents and warrants that it has to the best of its knowledge all rights, including any licenses from any Third Parties that are necessary, to grant the licenses IDI grants to Cepheid in Section 2.1 of this Agreement..  Nothwithstanding the preceding sentence, Cepheid acknowledges that it is not receiving any rights under this Agreement in regard to patents owned [***].

10.3.        Disclaimers.  EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NOTHING CONTAINED IN THIS AGREEMENT WILL BE CONSTRUED AS:

10.3.1.     A WARRANTY OR REPRESENTATION BY EITHER PARTY AS TO THE VALIDITY, ENFORCEABILITY, OR SCOPE OF ANY PATENT;

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed seperately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

10.3.2.     A WARRANTY OR REPRESENTATION THAT ANY MANUFACTURE, SALE, OFFER FOR SALE, LEASE, IMPORT, USE OR OTHER DISPOSITION OF ANY PRODUCTS HEREUNDER WILL BE FREE FROM INFRINGEMENT OF PATENT, COPYRIGHT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES;

10.3.3.     A WARRANTY OR REPRESENTATION BY EITHER PARTY WITH RESPECT TO THEIR ENFORCEMENT OF ANY PATENT INCLUDING WITHOUT LIMITATION THE PROSECUTION, DEFENSE OR CONDUCT OF ANY ACTION OR SUIT CONCERNING INFRINGEMENT OF ANY SUCH PATENT;

10.3.4.     A WARRANTY OR REPRESENTATION BY EITHER PARTY WITH RESPECT TO ANY PATENTS NOT LICENSED HEREUNDER BY A PARTY TO THE OTHER PARTY

10.3.5.     CONFERRING ANY RIGHT TO USE IN ADVERTISING, PUBLICITY, OR OTHERWISE, ANY TRADEMARK, TRADE NAME OR NAMES, OR ANY CONTRACTION, ABBREVIATION OR SIMULATION THEREOF, OF EITHER PARTY;

10.3.6.     AN OBLIGATION UPON EITHER PARTY TO MAKE ANY DETERMINATION AS TO THE APPLICABILITY OF ANY OF ITS PATENTS TO ANY PRODUCT OR SERVICE;

10.3.7.     A WARRANTY OR REPRESENTATION BY EITHER PARTY WITH RESPECT TO THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OF ANY PRODUCTS HEREUNDER.

11.          Indemnification; Limitation of Liability

11.1.        General Statement Regarding Indemnity.  For purposes of clarification, it is noted that the Parties intend that Sections 11.2 and 11.3 of this Agreement set forth the Parties’ indemnification agreements other than those relating to intellectual property, that Sections 11.4 and 11.5 set forth the Parties indemnification agreements relating to intellectual property, and that the indemnifications set forth below are intended to be afforded notwithstanding any warranty limitations set forth in Section 10. For purposes of this Section 11, “Liabilities” shall mean any and all claims made by, or judgment, damage, liability, loss, cost or other expense, including reasonable legal fees and expenses resulting from any claims made by or proceedings brought by, any Third Party against a Party as set forth in this Section 11.

11.2.        Cepheid’s General Indemnity.  Subject to the limitations set forth below in this Section 11, Cepheid will defend, indemnify and hold harmless IDI and its Affiliates against any Liabilities resulting from any claims made by or proceedings brought by, any Third Party or Affiliate of Cepheid against IDI or any of IDI’s Affiliates to the extent that the claim or Liabilities arises from the following:

11.2.1.     Cepheid’s negligence or willful misconduct, except to the extent caused by the negligence or willful misconduct of IDI; or

11.2.2.     Cepheid’s breach of this Agreement, including without limitation any warranty of Cepheid set forth in Section 10.

11.3.        IDI’s General Indemnity.  Subject to the limitations set forth below in this Section 11, and excluding claims as to which Cepheid indemnifies IDI pursuant to Section 11.2, IDI will defend, indemnify and hold harmless Cepheid and its Affiliates against any Liabilities resulting from any and all claims made by or proceedings brought by, any Third Party or Affiliate of IDI against Cepheid or any of Cepheid’s Affiliates to the extent that the claim or Liabilities arises from the following:

11.3.1.     IDI’s negligence or willful misconduct; or,

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11.3.2.     IDI’s breach of this Agreement, including without limitation any warranty of IDI set forth in Section 10.

11.4.        IDI Intellectual Property Release and Indemnity.

11.4.1.     Subject to the restrictions set forth in this Section 11.4, and provided the IDI Released Parties (as defined below) comply with their obligations in Section 11.6, 11.7, and 11.8, IDI agrees, for itself and its Affiliates, to defend Cepheid, its Affiliates and their distributors and end-user customers who purchase Cepheid Sourced Products (individually, a “IDI Released Party,” collectively “IDI Released Parties”) from any claim, demand or cause of action in, and to indemnify and hold harmless the IDI Released Parties from and against any Liabilities resulting from, any legal action or proceeding brought by a Third Party against a IDI Released Party to the extent that such action or proceeding is based on a claim that (i) the manufacture and sale of the Cepheid Sourced Products by Cepheid pursuant to this Agreement infringes any Third Party Intellectual Property Rights; (ii) the use by Cepheid in accordance with the terms of this Agreement of IDI Materials supplied by IDI to Cepheid pursuant to this Agreement infringes any Third Party Intellectual Property Rights; or (iii) the use by a purchaser of Cepheid Sourced Products for their intended purpose infringes any Third Party Intellectual Property Rights.

11.4.2.     Remedy for Infringement, Rights of IDI, Exceptions.  If any IDI Materials or any portion thereof are subject to a suit or other legal proceeding claiming that the IDI Materials or such portion infringes a Third Party’s Intellectual Property Right for which IDI has provided an indemnity under Section 11.4.1, or in IDI’s opinion is (are) likely to become subject of such a claim, IDI shall use its best efforts to procure for the IDI Released Party the right to continue using the IDI Materials or such portion.  IDI shall have no liability or obligation hereunder for any infringement based upon: the use of IDI Materials in combination with any product not provided by IDI or intended for use with IDI Materials except as contemplated by this Agreement, or based upon any modification to IDI Materials made by the IDI Released Party or its Affiliates or a Third Party except as contemplated by this Agreement, if such claim would not have occurred but for such combination or modification.

11.4.3.     Exclusive Intellectual Property Liability of IDI.  THE FOREGOING STATES THE ENTIRE LIABILITY OF IDI, AND THE EXCLUSIVE REMEDY OF THE RELEASED PARTIES, FOR ANY INFRINGEMENT OR CLAIMED INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR ANY OTHER INTELLECTUAL PROPERTY RIGHT.

11.5.        Cepheid Intellectual Property Release and Indemnity.

11.5.1.     Subject to the restrictions set forth in this Section 11.5, and provided the Cepheid Released Parties (as defined below) comply with their obligations in Sections 11.6, 11.7, and 11.8, Cepheid agrees, for itself and its Affiliates, to defend IDI, its Affiliates, and their end user customers who purchased Target Assays (individually, a “Cepheid Released Party”, collectively “Cepheid Released Parties”) from any claim, demand or cause of action in, and to indemnify and hold harmless the Cepheid Released Parties from and against any Liabilities resulting from, any legal action or proceeding brought by a Third Party against a Cepheid Released Party to the extent that such action or proceeding is based on a claim that (i) the Dry Down Process, or (ii) the manufacture, sale or use of Target Assays in a dried-down or pelletized form as a result of the Dry Down Process (which claim shall be based upon the fact that such manufacture, sale or use involves Target Assays in such dried down form, in and of itself), infringes any Third Party Intellectual Property Rights.

11.5.2.     Exclusive Intellectual Property Liability of Cepheid.  THE FOREGOING STATES THE ENTIRE LIABILITY OF CEPHEID, AND THE EXCLUSIVE REMEDY OF THE CEPHEID RELEASED PARTIES, FOR ANY INFRINGEMENT OR CLAIMED INFRINGEMENT OF

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed seperately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

PATENT, COPYRIGHT, TRADE SECRET OR ANY OTHER INTELLECTUAL PROPERTY RIGHT.

11.6.        Notice; Choice of Attorney.  A Party that intends to claim indemnification under this Section 11 (the “Indemnitee”) will promptly notify the other Party (the “Indemnitor”) of any Liabilities in respect of which the Indemnitee intends to claim indemnification.  The Indemnitor, after it determines that indemnification is required of it, will assume the defense and settlement thereof with counsel of its choice, reasonably satisfactory to the other Party.  An Indemnitee will have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense or if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by counsel.  The Indemnitee’s failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to Indemnitor’s ability to defend the action, will relieve the Indemnitor of any liability to the Indemnitee under this Section 11, but the omission to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section 11.

11.7.        Consent Required.  The indemnity provisions in this Section 11 will not apply to amounts paid in settlement of any Liabilities if the settlement is effected without the consent of the Indemnitor. In addition, neither Party shall enter into any settlement or otherwise resolve any infringement matter in a manner that would adversely impact the business of the other Party or in any manner limit the other Party’s rights without such Party’s prior written consent.

11.8.        Cooperation.  The Indemnitee under this Section 11, its employees and agents, will cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification.  In the event that each Party claims indemnity from the other and one Party is finally held liable to indemnify the other, the Indemnitor will additionally be liable to pay the reasonable legal costs and attorneys’ fees incurred by the Indemnitee in establishing its claim for indemnity.

11.9.        LIMITATION OF LIABILITY.  NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL CEPHEID OR IDI BE LIABLE TO THE OTHER, WHETHER IN CONTRACT, TORT, WARRANTY, OR UNDER ANY STATUTE (INCLUDING WITHOUT LIMITATION ANY TRADE PRACTICE, UNFAIR COMPETITION OR OTHER STATUTE OF SIMILAR IMPORT) OR ON ANY OTHER BASIS, FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, DAMAGES OF THE OTHER, OR FOR MULTIPLE OR PUNITIVE DAMAGES, WHETHER OR NOT FORESEEABLE AND WHETHER OR NOT THE OTHER IS ADVISED OF THE POSSIBILITY OF DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY SUCH DAMAGES ARISING FROM OR RELATED TO LOSS OF USE, LOSS OF DATA, FAILURE OR INTERRUPTION IN THE OPERATION OF ANY EQUIPMENT, DELAY IN REPAIR OR REPLACEMENT, OR LOSS OF OPPORTUNITY OR GOODWILL.  THE PARTIES AGREE THAT THE DAMAGES INDEMNIFIED UNDER SECTIONS 11.4 AND 11.5 SHALL NOT BE DEEMED INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, OR MULTIPLE OR PUNITIVE DAMAGES.

12.          General Provisions

12.1.        Force Majeure.  Except as may be herein otherwise specifically provided, neither Party shall be liable to the other for loss, injury, delay, expenses, damages, or other casualty suffered or incurred by the other Party due to a delay in performing or the failure to perform obligations hereunder as result of trade disputes, strikes, riots, storms, earthquakes, fires, acts of God or government or any cause (whether similar or dissimilar to the foregoing), including but not limited to any shortages of power that is not caused by the fault or inaction of the Party seeking to be excused from performance, beyond the reasonable control of the Party, provided, however, that such Party shall have given the other Party prompt notice in writing of the occurrence of any such events or causes, and of their discontinuance, and

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed seperately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

diligently seeks to perform at the earliest reasonable opportunity; and further provided that this Section 12.1 shall not apply to any obligation to pay money hereunder.  Any mandate from a governmental authority regarding pricing for any Cepheid Sourced Products shall be considered a force majeure event. If requested by either Party, the Parties will discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution should performance be materially delayed or prevented by events of force majeure as set forth in this Section 12.1, but neither Party shall have an obligation to amend this Agreement.

12.2.        Publicity.  Neither Party nor any of its Affiliates will originate any news or any other public disclosure relating to this Agreement without the prior written approval of the other Party.  A Party may issue a press release as soon as feasible after the Effective Date, wherein the text of such press release shall be agreed to by the other Party.

12.3.        Governing Law.  This Agreement shall be governed by, constructed, performed, and enforced in accordance with the laws of the province of Ontario, Canada, without regard to its conflicts of law principles.  The Parties hereby specifically exclude the application of The Convention for the International Sales of Goods.

12.4.        Severability. If a court or an arbitrator of competent jurisdiction holds any provision of this Agreement to be illegal, unenforceable, or invalid, in whole or in part for any reason, that provision will be deemed severed from the rest of the Agreement, and the validity and enforceability of the remaining provisions, or portions thereof, will not be affected.

12.5.        Entire Agreement. This Agreement and any exhibits and schedules referred to in this Agreement constitute the final, complete, and exclusive statement of the terms of the agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior and contemporaneous understandings or agreements of the Parties as to such subject matter, including, but not limted to,  the Letter Agreement dated February 21, 2003 .  No Party has been induced to enter into this Agreement by, nor is any Party relying on, any representation or warranty outside those expressly set forth in this Agreement.

12.6.        Modification of Agreement.  No terms or conditions of this Agreement will be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may supplement, amend, or modify this Agreement by written instruments specifically referring to, and executed in the same manner as, this Agreement.

12.7.        Assignment.  Neither Party has the power to assign nor may assign this Agreement nor any interest hereunder without the prior written consent of the other Party, except that without obtaining the consent of the other Party either Party may assign this Agreement or any of its rights or obligations to (i) any Affiliate of such Party, (ii) any Third Party with which it may merge or consolidate or who acquires more than fifty percent (50%) of its outstanding voting securities, or (iii) provided that prior to the effective date of assignment the prospective assignee agrees with the non-assigning Party in writing to be subject to and bound by, and to perform, all of the assignor’s obligations and covenants in this Agreement, to any Third Party to which it may transfer all or substantially all of its assets and/or rights to which this Agreement relates.  Any unauthorized assignment will be void and of no force and effect.  Whether or not a Party consents to any transfer or assignment by the other Party, no transfer or assignment of this Agreement shall relieve the assignor from, and the assignor shall remain fully and primarily liable for, the liabilities, obligations and covenants of the assignor under this Agreement.  Subject to the foregoing, the rights and liabilities of the Parties will bind and inure to the benefit of their respective successors and assigns.

12.8.        Relationship.  Nothing contained in this Agreement will be construed to make the Parties partners, joint venturers, principles, agents or employees of the other.  Neither Party will have the right, power, or authority, express or implied, to bind the other Party.

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed seperately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

12.9.        Waiver. No waiver of a breach, failure of any condition, or any right or remedy, contained in or granted by the provisions of this Agreement will be effective unless it is in writing and signed by the Party waiving the breach, failure, right or remedy.  No waiver of any breach, failure, right or remedy will be deemed a waiver of any other breach, failure, right or remedy, whether or not similar, nor will any waiver constitute a continuing waiver unless the writing so specifies.

12.10.      Counterparts.  This Agreement may be executed in any number of counterparts, and each counterpart will be deemed an original instrument, but all counterparts together will constitute but one agreement.

12.11.      No Limitations on Business, Etc.  Except as expressly set forth in this Agreement, nothing in this Agreement shall be deemed to restrict either IDI’s or Cepheid’s freedom and right to manufacture and sell products to whomever they chose, or to engage others to do so or to contract with other manufacturers and suppliers for the procurement of products of any kind or description, subject to obtaining required Intellectual Property Rights.  Except as otherwise provided in this Agreement or another written agreement between the Parties, each Party shall have absolute discretion in determining and conducting its promotional, sales, marketing and distribution activities.

12.12.      Counting Days.  Unless otherwise specified, “days” will be considered calendar days.  Calendar days will be counted by excluding the first day and including the last day, unless the last day is a Saturday, Sunday, or a legal holiday recognized in Canada and in the State of California and then it will be excluded.  “Business days” will exclude Saturdays, Sundays, and all legal holidays recognized in the Provinces of Ontario and Quebec, Canada and in the State of California.

12.13.      Notices.

12.13.1.   Sufficient Notice. All notices, requests, demands, or other communications under this Agreement will be in writing. Notice will be sufficiently given for all purposes as follows:

(A)    when personally delivered to the recipient, notice is effective on delivery;

(B)     when mailed certified mail, return receipt requested, notice is effective on receipt, if delivery is confirmed by a return receipt;

(C)     when delivered by Federal Express/Airborne/United Parcel Service/DHL WorldWide, or United States Express Mail, charges prepaid or charged to the sender’s account, notice is effective on delivery, if delivery is confirmed by the delivery service; and

(D)    when sent by telex or fax to the telex or fax number shown below, or if such telex or fax number is inoperative, the last telex or fax number of the recipient known to the Party giving notice, notice is effective on receipt, provided that

(1)     a duplicate copy of the notice is promptly given by first-class or certified mail or by overnight delivery, or

(2)     the fax is acknowledged as received by the receiving Party’s fax machine.

Any notice given by telex or fax will be deemed received on the next business day if it is received after 5:00 p.m. (recipient’s time) or on a non-business day.

12.13.2.   Notice Refused, Unclaimed, or Undeliverable. Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the Party to be notified will

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed seperately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

be deemed effective as of the first date that said notice was refused, unclaimed, or deemed undeliverable by the postal authorities, messenger, or overnight delivery service.

12.13.3.   Addresses. Addresses for purpose of giving notice are as set forth immediately below, or such other addresses as may be designated in writing by the Parties from time to time during the term of this Agreement:

If to Cepheid:	Cepheid
904 Caribbean Drive
Sunnyvale, CA 94089
FAX No.: 408-435-9342
Attn.: Chief Executive Officer

If to IDI:	Infectio Diagnostic (I.D.I.) Inc.
2050 Rene Levesque Blvd. West, Suite 400
Sainte-Foy, Quebec
Canada G1V 2K8
FAX No.: 418-681-5254
Attn.: Chief Executive Officer

12.13.4.   Late Payment.  If payment due a Party is not received by the due date, the Party to whom payment is due may assess and the other Party agrees to pay a late payment charge at the rate of 1% per month (12% per year) or the maximum legal rate, whichever is less, of the amount due from the due date to the date of payment.

12.14.      Costs.  Except as otherwise expressly set forth in this Agreement, Cepheid and IDI shall each be solely responsible for and bear all of its own respective expenses, including, without limitation, expenses of legal counsel, accountants and other advisors, incurred at any time in connection with negotiating, pursuing or consummating this Agreement, and the transactions contemplated by this Agreement or any such other agreements.

12.15.      Dispute Resolution. Any controversy, claim or dispute arising out of or relating to this Agreement, including without limitation, the construction, interpretation, validity, enforcement, performance, lack or failure of performance or breach of this Agreement, or the rights, duties or liabilities of a Party under this Agreement, that cannot be resolved by agreement of the divisions in charge of the transaction involved of the Parties within  45 days of the matter being raised, and either Party wishes to pursue the matter, the controversy, claim or dispute shall be settled in accordance with Exhibit B.

12.16.      Continuation After Acquisition or Breach.  In the event that (i) this Agreement is terminated in accordance with Sections 9.2.2 (due to the insolvency or bankruptcy of IDI), or in accordance with Section 9.2.3 (as a result of IDI’s material uncured breach of its obligations under this Agreement); or (ii) IDI is acquired by a third party and such third party fails to fulfill the obligations set forth in this Agreement, Cepheid shall be entitled to continue exercising its rights under the license set forth in Section 2.1 and IDI shall automatically grant Cepheid a nonexclusive, nontransferable, worldwide, license under IDI’s Intellectual Property Rights to develop, have developed, register, make, have made, use, offer for sale, have sold, import and sell Cepheid Sourced Products for sale and use in connection with the Smart Cycler Instruments.  The royalties due to be paid to IDI by Cepheid for the sale of such Cepheid Sourced Products shall be as outlined in 3.1 and 3.2.

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed seperately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

The Parties, through their authorized officers, have executed this Agreement as of the Effective Date.

CEPHEID	INFECTIO DIAGNOSTIC (I.D.I.) INC.

By:	By:

Name:	Name:

Title:	Title:

Date Signed:	Date Signed:

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Exhibit A

Target Assays

Organism or Syndrome

Group B Streptococci

MRSA (Méthicillin Resistant Staphylococcus Aureus)

VRE (Vancomycin Resistant Enterococci)

Exhibit B

Mediation

1.             The Parties shall attempt to resolve any dispute arising out of relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy.

2.             If the Parties do not resolve the dispute within 45 days of undertaking negotiation thereof, either Party may refer the Dispute for mediation by JAMS or its successor by providing to JAMS and the other Party a written request for mediation, setting forth the details of the dispute and the relief requested.  Each Party must then participate in the mediation in good faith and share equally in its costs.  The mediation will be conducted in accordance with JAMS mediation rules and procedures by: (i) a mediator agreed by the Parties selected from JAMS’ panel of neutrals; or (ii) if the Parties do not agree on a mediator, a mediator nominated by JAMS.  All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS employees, are confidential, privileged and inadmissible for any purpose, in any litigation or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. The mediation shall take place in New York, New York, United States of America.

3.             If the dispute has not been resolved by non-binding means as provided herein within 90 days of the initiation of such procedure, either Party may pursue available remedies, including litigation.

4.             Notwithstanding the foregoing, each Party shall have right before or during negotiation or mediation to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the negotiations or mediation.